Exhibit 23(d)(2)

WAIVER/REIMBURSEMENT AGREEMENT

WAIVER/REIMBURSEMENT AGREEMENT, dated as of May 1, 2007, between SELIGMAN TIME HORIZON/HARVESTER SERIES, INC., a Maryland corporation (the “Series”), on behalf of Seligman Time Horizon 30 Fund, Seligman Time Horizon 20 Fund, Seligman Time Horizon 10 Fund and Seligman Harvester Fund (each, a “Fund”), and J. & W. SELIGMAN & CO. INCORPORATED, a Delaware corporation (the “Manager”). The Manager hereby agrees to waive its management fee and/or reimburse each Fund’s “other expenses” as set forth in the Series’ Prospectus, dated May 1, 2007.

J. & W. SELIGMAN & CO. INCORPORATED	SELIGMAN TIME HORIZON/HARVESTER SERIES, INC.

BY:	BY:

TITLE:	TITLE:

DATE:	DATE: